Exhibit 3.3

SECOND CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GROWTH CAPITAL ACQUISITION CORP.

Growth Capital Acquisition Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following as the final paragraph of Article 5 of the Certificate of Incorporation:

“Reverse Stock Split.

Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation's common stock (“Common Stock”), par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, shall be automatically be converted, without any action on the part of the respective holders thereof, into 0.8425 shares of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the Common Stock represented by the Old Certificates shall have been converted.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Growth Capital Acquisition Corp. has caused this Certificate to be executed by its duly authorized officer on this 24th day of February, 2020.

GROWTH CAPITAL ACQUISITION CORP.

By:	/s/ Clifford A. Teller
	Name:	Clifford A. Teller
	Title:	President